Exhibit 99.3

CITRIX SYSTEMS, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Citrix Systems, Inc. 2015 Employee Stock Purchase Plan (“the Plan”) is to provide eligible employees of Citrix Systems, Inc. (the “Company”), a Delaware corporation, and each Participating Company (as defined in Section 12) with opportunities to purchase shares of the Company’s common stock, par value $0.001 per share. The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

1. Administration. The Plan will be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). For any period during which no such committee is in existence, “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board. The Committee has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S.); (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) designate separate Offerings under the Plan; (v) designate Subsidiaries as participating in the 423 Component or the Non-423 Component; (vi) delegate its authority to designate Subsidiaries as participating in the Non-423 Component under the Plan to senior officers of the Company; (vii) decide all disputes arising in connection with the Plan; and (viii) otherwise supervise the administration of the Plan. Unless otherwise determined by the Committee, the employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. All interpretations and decisions of the Committee shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2. Stock Subject to the Plan. The stock subject to the options under the Plan shall be shares of the Company’s authorized but unissued common stock, par value $0.001 per share (the “Common Stock”), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 20,000,000, subject to adjustment as provided in Section 19. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

3. Payment Period. The payment periods during which contributions will be accumulated under the Plan shall consist of periods ranging from three months to twenty-four months, as determined in advance by the Committee from time to time (each, a “Payment Period” and collectively, the “Payment Periods”). Contributions under the Plan shall be made by way of payroll deductions, unless otherwise required by applicable law.

4. Eligibility. All individuals classified as employees on the payroll records of the Company and each Participating Company are eligible to participate in any one or more of the Payment Periods under the Plan, provided that as of the first business day of the applicable Payment Period they are customarily employed by the Company or a Participating Company for more than 20 hours a week for more than five (5) months in any calendar year, or any lesser number of hours per week and/or number of months in any calendar year established by the Committee (if required under applicable local law) for purposes of any separate Offering or for employees participating in the Non-423 Component. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Participating Company for purposes of the Company’s or applicable Participating Company’s payroll system are not considered to be eligible employees of the Company or any Participating Company and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Participating Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Participating Company on the Company’s or Participating Company’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

5. Enrollment.

(a) An employee may elect to enter the Plan by, at the election of the Committee, (i) through an electronic enrollment that provides required enrollment information requested by the Company, or (ii) by completing, signing and delivering to the Company a written authorization, in either case:

(i) Stating the percentage to be deducted regularly from the employee’s Compensation (or contributed by other means to the extent permitted by the Committee);

(ii) Authorizing the purchase of Common Stock for the employee in each Payment Period in accordance with the terms of the Plan; and

(iii) Specifying the exact name or names in which Common Stock purchased for the employee is to be issued as provided under Section 11 hereof.

Such enrollment or authorization must be received by the Company at least ten (10) business days before the first day of the next succeeding Payment Period and shall take effect only if the employee is an eligible employee on the first business day of such Payment Period, unless otherwise required by applicable law.

Unless a Participant completes a new enrollment or authorization or withdraws from the Plan or no longer meets the eligibility requirements in Section 4, the deductions and purchases under the enrollment or authorization the Participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

(b) Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

6. Employee Contributions. Each eligible employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than one (1) percent and not more than ten (10) percent of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Payment Period.

Notwithstanding any provisions to the contrary in the Plan, the Committee may allow employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, and (ii) the Committee determines that cash contributions are permissible under Section 423 of the Code or (iii) such eligible employees will participate in the Non-423 Component.

7. Deduction Changes. A Participant may not increase or decrease his or her payroll deduction between commencement of a Payment Period and the Payroll Cutoff Date (as defined in Section 9) applicable to such Payment Period.

8. Withdrawal. A Participant may withdraw from participation in the Plan (in whole but not in part) at any time, except, with respect to withdrawal from a Payment Period, on the last day of the Payment Period, by delivering a notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Payment Period, but may enroll in a subsequent Payment Period in accordance with Section 5.

9. Grant of Options. Twice a year, on the first business day of a Payment Period, the Company will grant to each eligible employee who is then a Participant in the Plan an option to purchase on the last day of such Payment Period (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on the 15th day of the month immediately preceding the Exercise Date (each, a “Payroll Cutoff Date”) by the Option Price on the last business date of the Payment Period, rounded up to the nearest whole cent, (b) 12,000 shares; or (c) such other lesser maximum number of shares as shall have been established by the Committee in advance of the Payment Period; provided, however, that such option shall be subject to the limitations set forth below. Each Participant’s option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The Option Price will be 85 percent of the Fair Market Value (as defined in Section 12) of the Common Stock on the last business date of the Payment Period; provided that the Committee may determine, prior to the beginning of any Payment Period, that the Option Price for such Payment Period will be 85 percent of the Fair Market Value of the Common Stock on either the first business day of the Payment Period or the last business day of the Payment Period, whichever is lower. Any payroll deductions accumulated between a Payroll Cut-off Date and the end of the Payment Period to which such Payroll Cut-off Date applies shall be applied to the Payment Period that commenced immediately after such Payroll Cut-off Date. If a Participant’s accumulated payroll deductions on a Payroll Cut-off Date would enable a Participant to purchase more than the share limit provided under this Section 9, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares of Common Stock permitted to be purchased under the Plan shall be promptly refunded to such Participant by the Company.

Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 12). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parent and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined on the option grant date or dates) for each calendar year in which the option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking options into account in the order in which they were granted.

10. Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the last day of the Payment Period shall be deemed to have exercised his or her option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on the Payroll Cut-off Date will purchase at the Option Price, subject to the share limit of the option and the Section 423(b)(8) limitation described in Section 9.

11. Issuance of Stock. Shares of Common Stock purchased under the Plan may be issued only in the name of the Participant or, if the Participant’s authorization so specifies and if permitted by the Committee, in the name of the Participant and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the Participant to be his, her or their, nominee for such purpose.

12. Definitions.

The term “Affiliate” means any entity, other than a Subsidiary, that (a) directly or indirectly, is controlled by, controls or is under common control with, the Company, or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

The term “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

The term “Compensation” means the amount of gross cash compensation, including base pay, any 13th month payments, payments for overtime, commissions, variable cash compensation, and incentive or bonus awards, but excluding allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the vesting or exercise of Company options and other stock-settled awards, and similar items.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Committee; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “Offering” means an offer under the Plan of an option that may be exercised during a Payment Period as further described in Section 3. Unless otherwise specified by the Committee, each Offering under the Plan to the eligible employees of the Company or a Subsidiary shall be deemed a separate Offering, even if the dates of the applicable Payment Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 4 and who has complied with the provisions of Section 5.

The term “Participating Company” means any present or future Subsidiary or Affiliate of the Company that is designated from time to time by the Committee to participate in the Plan. The Committee may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders and may further designate such companies as participating in the 423 Component or the Non-423 Component. For purposes of the 423 Component, only Subsidiaries may be Participating Companies provided, however, that at any given time, a Subsidiary that is a Participating Company under the 423 Component shall not be a Participating Company under the Non-423 Component.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

13. Rights on Termination of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Payment Period, the option will be automatically be terminated and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 8. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Participating Company, ceases to be a Subsidiary or an Affiliate, or if the employee is transferred to any corporation other than the Company or a Participating Company. A Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Participating Company shall not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option shall be qualified under the 423 Component only to the extent it complies with Section 423 of the Code. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, for up to 90 days, or for so long as the employee’s right to reemployment is guaranteed either by a statute or by contract, if longer than 90 days.

14. Special Rules. Notwithstanding anything herein to the contrary, the Committee may adopt special rules applicable to the employees of a particular Participating Company, whenever the Committee determines that such rules are necessary or appropriate for the implementation of the Section 423 Component of the Plan in a jurisdiction where such Participating Company has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 14 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

15. Interest. No interest will accrue on the accumulated payroll deductions or other contributions permitted by the Committee of a Participant, except as may be required by applicable local law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

16. Hardship Withdrawal and Suspension. Notwithstanding anything to the contrary in the foregoing, a Participant who has made a hardship withdrawal from his Section 401(k) account in the Company’s Section 401(k) plan is suspended from participating in this Plan for a period of six (6) months beginning on the date of his hardship withdrawal. The Company will promptly refund such Participant’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of the hardship withdrawal).

17. Optionees Not Stockholders. Neither the granting of an option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an option under the Plan until such shares have been purchased by and issued to him or her.

18. Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

19. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds except under Offerings for Participants in the Non-423 Component for which applicable local laws require that contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, and may be used for any corporate purpose.

20. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 2 shall be equitably or proportionately adjusted to give proper effect to such event.

21. Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code. Notwithstanding the foregoing, nothing herein shall restrict the Committee or the Board from amending the Plan to implement a “look-back period” for purposes of calculating any Option Price to the maximum extent permitted by Section 423 of the Code.

22. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Payment Periods under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

23. Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

24. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such Common Stock.

25. Governing Law. This Plan and all options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

26. Tax Withholding. Participation in the Plan is subject to any obligation on the Company or the employer to withhold federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise in connection with such participation. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries and Affiliates shall have the right to withhold any such taxes from any payment of any kind otherwise due by the Company or the employer to the Participant, including shares issuable under the Plan.

27. Notification Upon Sale of Shares. Each Participant who is a U.S. taxpayer agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the option pursuant to which such shares were purchased.

28. Tax Qualification. Although the Company may endeavor to (a) qualify an option for specific tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan. The Company shall be unconstrained in its corporate activities without regard to any potential negative tax impact on Participants under the Plan.

29. Effective Date and Approval of Stockholders. The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders. Notwithstanding the foregoing, a Payment Period can commence after Board approval but prior to stockholder approval; provided that options granted under such Payment Period shall be contingent on receipt of stockholder approval and if stockholder approval is not obtained, all employee contributions for such Payment Period shall be promptly refunded and no shares of Common Stock may be issued under the Plan.